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                                                                      Exhibit 99

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                                 Contact: John S. MacMillan
                                                                  (406) 756-4217

                     GLACIER BANCORP, INC. AGREES TO ACQUIRE
                            MISSOULA BANCSHARES, INC.
                        (FIRST SECURITY BANK OF MISSOULA)
                                 August 9, 1996


         KALISPELL, MT - Glacier Bancorp, Inc. today announced the signing of a definitive agreement to acquire Missoula Bancshares, Inc. of Missoula, Montana. Missoula Bancshares is the parent company of First Security Bank of Missoula, a state chartered commercial bank with $110 million in assets.

         The combination of Glacier and Missoula Bancshares will create a banking institution with over $520 million in assets, $373 million in loans and $48 million in shareholders' equity. The resulting bank group will have 16 offices in 10 western Montana communities. The merger will expand Glacier's market area, increasing the geographic diversification of Glacier's commercial, real estate and consumer loan portfolio, as well as bring a talented team of commercial banking professionals to enhance Glacier's team. This move will allow Glacier to expand its strong western Montana franchise by gaining a significant presence in the Missoula market area. According to the University of Montana Bureau of Business and Economic Research office, the Flathead and Missoula market areas are forecast to be the fastest growing areas in the state of Montana through 1998.

         "We are excited to add an institution with such an impressive track record of financial performance and community involvement," said John S. MacMillan, Glacier's Chairman, President and Chief Executive Officer. "This acquisition will help expand our market share in western Montana and benefit our shareholders, customers and employees. We anticipate that the merger will immediately be accretive to our earnings per share and will enhance shareholder value. Our projections have not factored in any revenue or expense synergies; however, we expect the acquisition will provide additional earnings going forward." Missoula Bancshares and First Security President and Chief Executive Officer William L. Bouchee commented, "The merger is a marriage of two quality financial institutions. The banks will strongly complement each other. Glacier brings to Bancshares exceptional management with many consecutive years of outstanding performance. Both banks command a presence in their growing western
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Montana markets. We look forward to future expansion and maintaining our focus on providing excellent service to our customers."

Terms of the Agreement

         Under the terms of the agreement, Glacier will issue approximately 1.1 million shares in a transaction which is to be accounted for as a pooling of interests. Based on the most recent bid price of $20.50 per share, Missoula Bancshares' shareholders will receive stock of Glacier Bancorp worth approximately $22.9 million. If the average closing price of Glacier common stock for the five days prior to the effective date of the merger remains between $18.81 and $24.19, the exchange ratio will remain fixed. If the average closing price moves outside of these parameters, the parties have the right to renegotiate the terms.

         After the transaction, Glacier will have a market presence in the major western Montana cities, and a capitalization exceeding $91 million, making it the largest publicly traded banking institution headquartered in Montana based on market capitalization. Market liquidity should increase as the total number of shares outstanding rise to 4.5 million from 3.4 million.

         Missoula Bancshares, Inc. has granted to Glacier Bancorp, Inc. an option to purchase up to 19.9% of its common stock under certain circumstances in the event the transaction is terminated.

         The merger has been unanimously approved by the Boards of Directors of both companies with the effective date expected to be in late 1996, pending regulatory approval and a favorable vote by shareholders of both companies.

Financial Performance

         First Security Bank of Missoula, Missoula Bancshares' only subsidiary, has been one of the fastest growing and most profitable banks in Montana and in the nation over the last several years. In 1995, First Security and Missoula Bancshares earned approximately $2.3 million, on a consolidated basis, which represented a 28% increase over the prior year, and a return of 2.40% on average assets and 33.7% on the beginning equity. For the first six months ending June 30, 1996, the consolidated entity posted earnings of approximately $1.2 million and had assets of $111.8 million, deposits of $99.9 million, loans of $78.2 million and reserve for loan losses of $1.1 million, or 1.4% of outstanding loans. "First Security has consistently been one of the strongest performing banks in the whole country in recent years," stated MacMillan. "We believe with their outstanding marketing plan, this will substantially and immediately enhance the growth of the combined company."

         Glacier is one of only a handful of financial institutions nationwide to receive an A+ rating by Standard and Poor's. Over the twelve years ended March 1996, Glacier shareholders have enjoyed a compounded annual total return of approximately 25%. Glacier recently reported strong three month and six month earnings. Per share earnings for the second quarter were $.47 per share compared to $.41 per share for the
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same quarter in 1995, or an increase of 14.6% in net income. For the six month period, per share earnings were $.92 versus $.78 per share for the same six month period in the prior year, a 17.9% per share increase.


A Strategic Combination

         "This acquisition provides Glacier with an entrance into the very attractive Missoula area market and increases our presence in the high-growth area of western Montana," said MacMillan. Missoula offers a large population base with a diverse economy involved in government services, transportation, medical services, forestry, technology, education, tourism and trade.

         "Bancshares has a large portfolio of commercial and consumer loans which will mesh nicely with our significant real estate loan portfolio," added MacMillan. "Their diversified deposit base will also augment our own."

         At June 30, 1996, Bancshares nonperforming assets were only .32% of total assets. The combined companies nonperforming assets to total asset ratio would be approximately .28%. "Our coming together will strengthen our strategy of providing community banking to our communities. First Security will retain their autonomy, local management and local decision making, while gaining the benefits of size and enhanced shareholder liquidity," MacMillan concluded. "Key decisions will continue to be made by local managers who are involved in the communities they serve." Both MacMillan and Bouchee observed that the resulting company will be extremely well capitalized, very efficient in its operations, and will retain the character of a community bank providing personal service to a growing consumer and commercial customer base.
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August 12, 1996


Dear Shareholder:

We have previously advised you of our plans to expand our company through internal growth and the acquisition of attractive community banks in complementary markets. Toward that end, we are pleased to report to you that on August 9, 1996, Glacier Bancorp, Inc. entered into a definitive agreement to acquire Missoula Bancshares, Inc. of Missoula, the parent company of First Security Bank of Missoula. Attached for your information is a copy of the press release announcing the pending acquisition. You will see from the press release that First Security is a very strong, high performing bank.

We are very excited about this acquisition since it brings us one of the highest performing banks in the country, together with a desirable growth market and a highly respected, talented commercial bank management team. With the addition of First Security Bank, with assets of $110 million, Glacier Bancorp will have over $520 million in assets. The additional size and strength will be invaluable as we continue to seek to expand and diversify our banking franchise.

The transaction, which is subject to approval by the shareholders of both companies and regulatory authorities, is targeted to close as early as year-end 1996. Shareholders will receive a detailed proxy statement summarizing the transaction in greater detail sometime this fall.

Your continued support is greatly appreciated.

Sincerely,



John S. MacMillan
President and CEO

JSM:lw

Enclosure